UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION AND NOTES

The following unaudited pro forma condensed combined financial information and notes thereto have been prepared in accordance with Article 11 of Regulation S-X in order to give effect to the merger and the related transaction accounting adjustments (pro forma adjustments) described in the accompanying notes. The following unaudited pro forma combined financial statements present the historical consolidated financial positions and results of operations of Community West Bancshares (“CWB”) and United Security Bancshares (“USB”) as an acquisition by CWB of USB. Under the acquisition method of accounting, the assets and liabilities of USB are, as of the effective date of the merger, recorded at their respective fair values and added to CWB.

The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of CWB and USB as of December 31, 2025, giving effect to the merger (including the issuance of shares of CWB common stock pursuant to the merger agreement) as if those transactions had occurred on that date. The unaudited pro forma combined consolidated condensed statements of income for the year ended December 31, 2025 combines the historical consolidated statements of income of CWB and USB giving effect to the merger (including the issuance of shares of CWB common stock pursuant to the merger agreement) as if those transactions had occurred on January 1, 2025, the first day of CWB’s fiscal year. The unaudited pro forma condensed combined financial information contained herein does not give effect to any of the financial results of CWB or USB following December 31, 2025.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the actual results that would have occurred if the merger had been consummated during the period or as of the date of which the pro forma information is presented, nor is it necessarily indicative of future results. The pro forma information includes transaction costs such as change in control payments, investment banker fees, professional fees, and contract termination costs. The pro forma costs do not include the benefits of expected cost savings or opportunities to earn additional revenue, as these are nonrecurring in nature and not factually supportable. Estimated merger costs are subject to change, and actual merger costs could differ from such estimates. The pro forma fair values for assets and liabilities are subject to change as result of final valuation analyses. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. There were no assumptions for the repurchase of shares issued in connection with the merger.

The pro forma shareholders’ equity and net income should not be considered indicative of the market value of CWB common stock or the actual or future results of operations of CWB for any period. Actual results may be materially different than the pro forma information presented.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with:

•the accompanying notes to the unaudited pro forma condensed combined financial information;
•the separate historical audited consolidated financial statements of CWB as of and for the year ended December 31, 2025, and the related notes, included in CWB’s Annual Report on Form 10-K for the year ended December 31, 2025; and
•the separate historical audited consolidated financial statements of USB as of and for the year ended December 31, 2025, and the related notes, included in USB’s Annual Report on Form 10-K for the year ended December 31, 2025.

Unaudited Pro Forma Condensed Combined Balance Sheet
as of December 31, 2025
(Dollars in Thousands)

	CWB	USB	Transaction Accounting Adjustments	Reference	Pro Forma Combined
Assets
Cash and cash equivalents	$118,984	$120,955	$—		$239,939
Available for sale (at fair value)	469,410	139,823	—		609,233
Held to maturity	287,117	—	—		287,117
Equity securities	6,797	3,432	—		10,229
Loans and leases receivable	2,540,857	915,427	(42,148)	A	3,414,136
Allowance for credit losses on loans	(30,071)	(14,838)	(2,051)	B	(46,960)
Loans receivable, net	2,510,786	900,589	(44,199)		3,367,176
Premises and equipment, net	23,545	9,434	4,347	C	37,326
Bank owned life insurance	54,163	21,253	—		75,416
Federal Home Loan Bank stock, at cost	10,978	6,737	—		17,715
Goodwill	96,828	4,488	54,590	D	155,906
Other intangible assets, net	8,266	—	26,581	E	34,847
Prepaid expenses and other assets	103,443	41,602	4,029	F	149,074
Total assets	$3,690,317	$1,248,313	$45,348		$4,983,978
Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$1,058,765	$421,897	$—		$1,480,662
Interest bearing	2,036,509	666,883	359	G	2,703,751
Total deposits	3,095,274	1,088,780	359		4,184,413
Borrowings	73,000	—	—		73,000
Subordinated debt, net	69,526	6,296	—		75,822
Accrued expenses and other liabilities	42,929	13,554	5,157	H	61,640
Total liabilities	3,280,729	1,108,630	5,516		4,394,875
Shareholders’ equity:
Common stock	210,222	62,236	122,436	I	394,894
Retained earnings	238,990	87,324	(92,481)	I	233,833
Accumulated other comprehensive loss	(39,624)	(9,877)	9,877	I	(39,624)
Total shareholders’ equity	409,588	139,683	39,832		589,103
Total liabilities and shareholders’ equity	$3,690,317	$1,248,313	$45,348		$4,983,978

Unaudited Pro Forma Combined Condensed Consolidated Statement of Earnings
Year Ended December 31, 2025
(In thousands, except per share amounts)

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2025 presents the consolidated financial results as if the merger had occurred on January 1, 2025.

	CWB	USB	Transaction Accounting Adjustments	Reference	Pro Forma Combined
INTEREST INCOME:
Loans and leases	$159,889	$55,426	$9,676	J	$224,991
Investment securities	4,178	1,006	1,975	K	7,159
Other interest income	21,643	4,380	—		26,023
Interest income	185,710	60,812	11,651		258,173
INTEREST EXPENSE:
Deposits	42,631	11,313	359	L	54,303
Borrowings	3,308	—	—		3,308
Subordinated debt	3,591	728	—		4,319
Interest expense	49,530	12,041	359		61,930
Net interest income before provision for credit losses	136,180	48,771	11,292		196,243
PROVISION FOR CREDIT LOSSES	3,754	5,574	—		9,328
Net interest income after provision for credit losses	132,426	43,197	11,292		186,915
NON-INTEREST INCOME	10,488	5,086	—		15,574
NON-INTEREST EXPENSES	90,386	31,588	5,019	M	126,993
Income before provision for income taxes	52,528	16,695	6,273		75,496
Provision for income taxes	14,360	4,407	1,854	N	20,621
NET INCOME	$38,168	$12,288	$4,419		$54,875
Per Common Share Data
Basic earnings per share	$2.01	$0.70			$2.04
Weighted average common shares used in basic computation	18,996,714	17,493,576	(9,571,420)	O	26,918,870
Diluted earnings per share	$2.00	$0.70			$2.03
Weighted average common shares used in diluted computation	19,069,289	17,498,322	(9,576,166)	O	26,991,445

Note 1 - Basis of Presentation
The unaudited pro forma condensed combined consolidated financial statements and explanatory notes have been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma condensed combined balance sheet as of December 31, 2025 gives effect to the merger as if it had occurred on that date. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2025 give effect to the merger as if it had become effective on January 1, 2025. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on that date. The pro forma adjustments are preliminary, based on estimates and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may materially differ from those presented in this document.

Note 2 - Accounting Policies and Financial Statement Classifications
The accounting policies of USB are in the process of being reviewed in detail by CWB. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note 3 - Purchase Price
Pursuant to the terms of the Merger, each outstanding share of USB capital stock was automatically converted as a result of the Merger into the right to receive 0.4520 shares of the Company’s common stock, with cash to be paid in lieu of fractional shares. Each outstanding share of the Company’s common stock remains outstanding and was unaffected by the Merger. As a result of the Merger, the Company issued approximately 7,922,156 shares of Company common stock.

The following table summarizes the determination of the preliminary estimated purchase consideration based on the closing stock price as of March 31, 2026.

CWB shares to be issued in merger	7,922,156
CWB stock price as of March 31, 2026	$23.30
Common stock consideration	$184,586,235
Cash in lieu	6,639
Cash consideration for stock options	79,239
Total consideration	$184,672,113

Note 4 - Merger and Acquisition Integration Costs
In connection with the USB merger, the plan to integrate the operations of USB will occur in the second and third quarter of 2026. The specific details of the plan to integrate the operations of CWB and USB will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where CWB may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, and selling or otherwise disposing of certain premises, and furniture and equipment. CWB also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the cost will be recorded based on the nature of the cost and the timing of these integration actions in the period incurred.

Note 5 - Estimated Annual Cost Savings or Revenue Opportunities
While CWB expects to realize cost savings from the USB merger, the pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-

related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. Further, there can be no assurance cost savings will be achieved in the amount, manner or timing currently contemplated.

Note 6 - Pro Forma Adjustments to Combined Condensed Balance Sheet at December 31, 2025
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

A. Adjustment to reflect acquired loans at their estimated fair value, including current interest rates, the credit related adjustment for purchased credit deteriorated ("PCD") loans and non-purchased credit-deteriorated ("non-PCD") loans, and a gross up of PCD and non-PCD loans in accordance with FASB Accounting Standard Update 2025-08.

B. Adjustment to the allowance for credit losses (“ACL”) on loans to reflect the following:
(dollars in thousands)
Reversal of historical USB’s ACL on loans	$14,838
Increase in ACL on loans for gross-up of estimated lifetime of credit losses for purchased loans	(16,889)
$(2,051)
C. Adjustment to reflect the estimate of fair value on premises and equipment.
D. To record goodwill resulting from the difference between the purchase price and identifiable net assets as follows:
(dollars in thousands)
Purchase price allocation
Total deal consideration	$184,672
USB Net Assets at Fair Value
Assets
Cash and cash equivalents	120,955
Investment securities	143,255
Loans receivable, net	856,390
Premises and equipment, net	13,781
Federal Home Loan Bank stock, at cost	6,737
Bank owned life insurance	21,253
Other intangible assets, net	26,581
Prepaid expenses and other assets	45,631
Total assets	1,234,583
Liabilities
Deposits	1,089,139
Borrowings	6,296
Accrued expenses and other liabilities	13,554
Total liabilities	1,108,989
Net assets acquired	125,594
Preliminary goodwill	59,078
Less previous goodwill of USB	(4,488)
Total proforma goodwill adjustment	$54,590

E. To record core deposit intangible assets of $26.6 million which will be amortized on an accelerated basis over the weighted average maturity of the estimated life of the core deposits. Core deposit intangible represents approximately 3.8% of total core deposits.

F. Adjustment to recognize net deferred tax assets associated with the fair value adjustments.

G. Adjustment to reflect the estimate of fair value on time deposits with an estimated life of approximately one year.
H. Represents increase in accrued liabilities for estimated merger costs of $5.2 million, net of tax.
I. Adjustments to shareholder’s equity:
(dollars in thousands)
To eliminate USB’s shareholders’ equity	$(139,683)
To reflect issuance of CWB common stock in merger	184,672
To reflect non-recurring CWB merger related costs, net of tax	(5,157)
$39,832

Note 7 - Pro Forma Adjustments to Combined Condensed Statements of Income
The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed statement of income for the year ended December 31, 2025. All adjustments are based on current assumptions and valuations, which are subject to change.

J. Adjustment reflects the yield adjustment for interest income on loans. The fair value adjustments for loans will be accreted through loan interest income over the estimated life of the portfolio on a level yield method, which is expected to be recognized over a weighted average life of 6.7 years.

K. Adjustment reflects the yield adjustment for interest income on investments. The fair value adjustments for investments will be accreted through investment interest income over the estimated life of the portfolio. The weighted average remaining life of the investment portfolio was estimated at approximately five years.

L. To record estimated premium amortization on the USB time deposits.
M. To record estimated amortization expense of the USB core deposit intangible asset less merger costs included in the consolidated statements of income for CWB and USB for the year ended December 31, 2025.

(dollars in thousands)
Amortization of core deposit intangible	$6,491
Less: Non-recurring CWB merger related expenses included in consolidated statements of income for the year ending December 31, 2025	(798)
Less: Non-recurring USB merger related expenses included in consolidated statements of income for the year ending December 31, 2025	(674)
$5,019
N. To record tax effects of the USB pro forma adjustments at an estimated tax rate of 29.56%.
O. Adjustment to weighted-average shares of CWB common stock outstanding to eliminate weighted-average shares of USB common stock outstanding and to reflect the estimated number of shares of CWB common stock to be issued to holders of USB’s capital stock using an exchange ratio of 0.4520.